(H)(27)
GOLDMAN SACHS TRUST
     On behalf of each of its series that has designated a class of its shares as the “Premier Shares” thereof.
Service Plan and Administration Plan
February 11, 2010
     WHEREAS, Goldman Sachs Trust (the “Trust”) engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”);
     WHEREAS, the Trust’s Board of Trustees has divided the Trust’s shares into series and classes and may create additional series and classes from time to time;
     WHEREAS, the Trust has established a class of shares of beneficial interest designated as Premier Shares with respect to certain series of the Trust;
     WHEREAS, the Trust, on behalf of each series that offers Premier Shares (each, a “Fund”), desires to adopt a Service Plan and Administration Plan (together the “Plans”) and the Board of Trustees of the Trust has determined that there is a reasonable likelihood that adoption of the Plans will benefit each Fund and its Premier Shares shareholders; and
     WHEREAS, institutions (including Goldman, Sachs & Co.) (“Service Organizations”) may act directly or indirectly as nominees and recordholders of Premier Shares for their respective customers who are or may become beneficial owners of such shares (the “Customers”), provide service to other Service Organizations intended to facilitate or improve a Service Organization’s services to its Customers with respect to the Funds and/or perform certain account administration and shareholder liaison services with respect to the Customers pursuant to Agreements between the Trust, on behalf of the Premier Shares of each Fund, and such Service Organizations (the “Agreements”).
     NOW, THEREFORE, the Trust, on behalf of the Premier Shares of each Fund, hereby adopts each Plan on the following terms and conditions:
1.	Service Plan.
     (a) The Trust, on behalf of the Premier Shares of each Fund, is authorized to pay each Service Organization the monthly or quarterly fee specified in the Agreement with such Service Organization, for personal and account maintenance services performed and expenses incurred by the Service Organization in connection with such Fund’s Premier Shares. The fee paid for such services during any one year shall not exceed 0.10% of the average daily net assets of a Fund attributable to Premier Shares which are owned beneficially by the Customers of such Service Organization during such period.
     (b) Personal and account maintenance services and expenses for which a Service Organization may be compensated under the Service Plan include, without limitation,

(i) providing facilities to answer inquiries and respond to correspondence with Customers and other investors about the status of their accounts or about other aspects of the Trust or the applicable Fund; (ii) acting as liaison between Customers and the Trust, including obtaining information from the Trust and assisting the Trust in correcting errors and resolving problems; (iii) providing such statistical and other information as may be reasonably requested by the Trust or necessary for the Trust to comply with applicable federal or state law; (iv) responding to investor requests for prospectuses; (v) displaying and making prospectuses available on the Service Organization’s premises; and (vi) assisting Customers in completing application forms, selecting dividend and other account options and opening custody accounts with the Service Organization.
     (c) Appropriate adjustments to payments made pursuant to clause (a) of this paragraph 1 shall be made whenever necessary to ensure that no payment is made by the Trust on behalf of a Fund in excess of the applicable Financial Industry Regulatory Authority (“FINRA”) Rules. No Fund may compensate a Service Organization for services provided with respect to another Fund.
2.	Administration Plan.
     (a) The Trust, on behalf of the Premier Shares of each Fund, is authorized to pay each Service Organization the monthly or quarterly service fee specified in the Agreement with such Service Organization for administration services performed and expenses incurred by the Service Organization in connection with such Premier Shares. The fee paid for such services during any one year shall not exceed 0.25% of the average daily net assets of a Fund attributable to Premier Shares which are owned beneficially by the Customers of such Service Organization during the period.
     (b) Administration services and expenses for which a Service Organization may be compensated or reimbursed under this Administration Plan include, without limitation: (i) acting or arranging for another party to act, as recordholder and nominee of all Premier Shares beneficially owned by Customers; (ii) establishing and maintaining individual accounts and records with respect to Premier Shares owned by each Customer; (iii) processing and issuing confirmations concerning Customer orders to purchase, redeem and exchange Premier Shares; (iv) receiving and transmitting funds representing the purchase price or redemption proceeds of Premier Shares; (v) providing services to Customers intended to facilitate or improve their understanding of the benefits and risks of a Fund; (vi) facilitating the inclusion of a Fund in investment, retirement, asset allocation, cash management or sweep accounts or similar products or services offered to Customers by or through Service Organizations; (vii) facilitating electronic or computer trading and/or processing in a Fund or providing electronic, computer or other database information regarding a Fund to Customers; (viii) developing, maintaining and supporting systems necessary to support accounts for Premier Shares; and (ix) performing any other services which do not constitute “personal and account maintenance services” within the meaning of applicable Financial Industry Regulatory Authority (“FINRA”) Rules.
     (c) No Fund may compensate a Service Organization for services provided with respect to another Fund.

3.	General Provisions.
     (a) Neither Plan shall take effect as to any Fund until the Plan, together with any related agreements, has been approved for such Fund by votes of a majority of both: (i) the Board of Trustees of the Trust; and (ii) those Trustees of the Trust who are not “interested persons” of the Trust (as defined in the Act) (the “Independent Trustees”) and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and such related agreements.
     (b) These Plans shall remain in effect until June 30, 2010 and shall continue in effect thereafter so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plans in clause (a) of this paragraph 3.
     (c) The President, Vice President, Treasurer or any Assistant Treasurer of the Trust shall provide the Board of Trustees of the Trust and the Board shall review, at least quarterly, a written report of services performed by and fees paid to each Service Organization under the Agreements and the Plans.
     (d) Each Plan may be terminated as to the Premier Shares of any Fund at any time by vote of a majority of the Independent Trustees who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it or by vote of a majority of the outstanding voting securities of the Premier Shares of such Fund.
     (e) Each Plan may not be amended to increase materially the amount of compensation payable for services and expenses pursuant to pursuant to paragraphs 1 and 2 hereof, and other material amendments to each Plan shall not be made, unless approved in the manner provided in clause (a) of this paragraph 3.
     (f) While the Plans are in effect, the selection and nomination of the Independent Trustees of the Trust shall be committed to the discretion of the Independent Trustees.
     (g) The Trust shall preserve copies of the Plans and any related agreements and all reports made pursuant to clause (c) of this paragraph 3, for a period of not less than six years from the date of the Plans, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.
     (h) In the case of a Fund that offers more than one class of shares, the Plans relate only to the Premier Shares of such Fund and the fees determined in accordance with paragraph 1 and paragraph 2 shall be based upon the average daily net assets of the Fund attributable to Premier Shares. The obligations of the Trust and the Funds hereunder are not personally binding upon, nor shall resort be had to the private property of any of the Trustees, shareholders, officers, employees or agents of the Trust, but only the Trust’s property allocable to Premier Shares shall be bound. No series of the Trust shall be responsible for the obligations of any other series of the Trust.

     IN WITNESS WHEREOF, the Trust, on behalf of the Premier Shares of each Fund, has executed this document as of the day and year first written above.

GOLDMAN SACHS TRUST
By:	/s/ James A. McNamara
James A. McNamara
President of the Trust